                                                                    Exhibit 12.1



                               XTRA CORPORATION

           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
               For the six months ended March 31, 1999 and 1998
                             (Millions of dollars)

                                  (Unaudited)


                                                                 1999          1998
                                                              ----------    ----------
EARNINGS
Income from operations before provision for income taxes      $     11      $     48
  Add: Fixed charges (below)                                        28            30
                                                              --------      --------
                                                              $     39      $     78
                                                              ========      ========
FIXED CHARGES                                                 $     28      $     30
                                                              ========      ========
Ratio of Earnings to Fixed Charges                                 1.4           2.6
                                                              ========      ========

Note: For purposes of computing the ratio of earnings to fixed charges, earnings represent income from operations before taxes plus fixed charges. Fixed charges for operations consist of interest on indebtedness and the portion of rental expense which represents interest.

       Exclusive of the $39 million of one-time charges recorded in the six months ended March 31, 1999, the ratio of earnings to fixed charges would have been 2.8.